ANNUAL REPORT

DECEMBER 31, 2007

Legg Mason Partners

Government Securities Fund

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Partners Government Securities Fund

Annual Report • December 31, 2007

What’s

Inside

Fund Objective

The Fund seeks high current return.

Letter from the Chairman

R. JAY GERKEN, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

While the U.S. economy continued to expand during the 12-month reporting period ended December 31, 2007, it weakened late in the period. In the first quarter of 2007, U.S. gross domestic product (“GDP”)i growth was a tepid 0.6%, according to the U.S. Commerce Department. This was the lowest growth rate since the fourth quarter of 2002. The economy then rebounded, as second quarter 2007 GDP growth was a solid 3.8%. GDP growth accelerated in the third quarter to 4.9%, its strongest showing in four years. A surge in inventory-building and robust exports supported the economy during the third quarter. However, continued weakness in the housing market and an ongoing credit crunch then took their toll on the economy during the last three months of 2007. During this period, the advance estimate for GDP growth was 0.6%.

Ongoing issues related to the housing and subprime mortgage markets and an abrupt tightening in the credit markets prompted the Federal Reserve Board (“Fed”)ii to take several actions during the reporting period. The Fed initially responded by lowering the discount rate — the rate the Fed uses for loans it makes directly to banks — from 6.25% to 5.75% in mid-August 2007. Then, at its meeting on September 18, 2007, the Fed reduced the discount rate to 5.25% and the federal funds rateiii from 5.25% to 4.75%. This marked the first reduction in the federal funds rate since June 2003. The Fed again lowered rates in October and December 2007, bringing the federal funds rate to 4.25% at the end of the year. Shortly after the reporting period ended, the Fed continued to ease monetary policy in an attempt to ward off a recession. In a surprise move, the Fed aggressively cut the federal funds rate on January 22, 2008 by 0.75% to 3.50%. The Fed again lowered the federal funds rate during its meeting on January 30, 2008, bringing it to 3.00%. In its

Legg Mason Partners Government Securities Fund         I

statement accompanying its latest rate cut, the Fed stated: “Today’s policy action, combined with those taken earlier, should help to promote moderate growth over time and to mitigate the risks to economic activity. However, downside risks to growth remain. The Committee will continue to assess the effects of financial and other developments on economic prospects and will act in a timely manner as needed to address those risks.”

During the 12-month reporting period, both short- and long-term Treasury yields experienced periods of significant volatility given mixed economic data and shifting expectations regarding the Fed’s future monetary policy. After falling during the first three months of 2007, yields then moved steadily higher during much of the second quarter. This was due, in part, to inflationary fears, a solid job market and expectations that the Fed would not be cutting short-term rates in the foreseeable future. During the remainder of the reporting period, the U.S. fixed-income markets were extremely volatile, which negatively impacted market liquidity conditions. Initially, the concern on the part of market participants was limited to the subprime segment of the mortgage-backed market. These concerns broadened, however, to include a wide range of financial institutions and markets. As a result, other fixed-income instruments also experienced increased price volatility. This turmoil triggered several “flights to quality,” causing Treasury yields to move sharply lower (and their prices higher), while riskier segments of the market saw their yields move higher (and their prices lower). Overall, during the 12 months ended December 31, 2007, two-year Treasury yields fell from 4.82% to 3.05%. Over the same period, 10-year Treasury yields fell from 4.71% to 4.04%. Looking at the 12-month period as a whole, the overall bond market, as measured by the Lehman Brothers U.S. Aggregate Indexiv, returned 6.97%.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

II         Legg Mason Partners Government Securities Fund

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

January 30, 2008

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.
ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv

The Lehman Brothers U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

Legg Mason Partners Government Securities Fund         III

Fund Overview

Q. What were the overall market conditions during the Fund’s reporting period?

A. During the fiscal year, the bond market experienced periods of increased volatility. Changing perceptions regarding the economy, inflation and future Federal Reserve Board (“Fed”) i monetary policy caused bond prices to fluctuate. Two- and 10-year Treasury yields began the reporting period at 4.82% and 4.71%, respectively. After tepid gross domestic product (“GDP”)ii growth in the first quarter of 2007, the economy rebounded, inflationary pressures increased and both short- and long-term Treasury yields moved sharply higher. By mid-June, two- and 10-year Treasurys were yielding 5.10% and 5.26%, respectively, and market sentiment was that the Fed’s next move would be to raise interest rates.

However, after their June peaks, Treasury yields then moved lower, as concerns regarding the subprime mortgage market and a severe credit crunch triggered a massive “flight to quality.” During this time, investors were drawn to the relative safety of Treasurys, causing their yields to fall and their prices to rise. At the same time, increased investor risk aversion caused other segments of the bond market to falter. As conditions in the credit market worsened in August 2007, central banks around the world took action by injecting approximately $500 billion of liquidity into the financial system. Additionally, the Fed began lowering the discount rateiii and the federal funds rateiv in August and September, respectively. In October, the volatility in the bond market was less extreme before another flight to quality occurred in November, causing bond yields to fall even further. At the end of the fiscal year, two- and 10-year Treasury yields were 3.05% and 4.04%, respectively.

Performance Review

For the 12 months ended December 31, 2007, Class A shares of Legg Mason Partners Government Securities Fund, excluding sales charges, returned 4.11%. The Fund’s unmanaged benchmark, the Lehman Brothers U.S. Fixed-Rate Mortgage-Backed Securities Indexv, returned 6.90% over the same time frame. The Lipper General U.S. Government Funds Category Average1 returned 6.25% for the same period.

[1]

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended December 31, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 167 funds in the Fund’s Lipper category, and excluding sales charges.

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Performance Snapshot as of December 31, 2007 (excluding sales charges) (unaudited)

	6 Months	12 Months
Government Securities Fund — Class A Shares	3.87%	4.11%

Lehman Brothers U.S. Fixed-Rate Mortgage-Backed Securities Index	5.79%	6.90%

Lipper General U.S. Government Funds Category Average[1]	6.16%	6.25%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value, investment returns and yields will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class 1 shares[2] returned 3.98%, Class B shares returned 3.58%, Class C shares returned 3.68% and Class I shares returned 4.03% over the six months ended December 31, 2007. Excluding sales charges, Class 1 shares returned 4.32%, Class B shares returned 3.54%, Class C shares returned 3.54% and Class I shares returned 4.46% over the 12 months ended December 31, 2007. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.
Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.
The 30-Day SEC Yields for the period ending December 31, 2007 for Class 1, A, B, C and I shares were 4.55%, 4.43%, 4.09%, 4.06% and 4.98%, respectively. Absent current expense reimbursements and/or fee waivers, the 30-Day SEC Yields for Class 1, A, B, C and I shares would have been 3.95%, 4.13%, 3.64%, 3.67% and 4.84%, respectively. The 30-Day SEC Yield is the average annualized net investment income per share for the 30-day period indicated and is subject to change.

Total Annual Operating Expenses (unaudited)
As of the Fund’s most current prospectus dated April 16, 2007, the gross total operating expenses for Class 1, Class A, Class B, Class C and Class I shares were 0.82%, 0.95%, 1.55%, 1.61% and 0.57%, respectively.
As a result of a contractual expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets will not exceed 0.73% for Class 1 shares, 0.81% for Class A shares, 1.35% for Class B shares and 0.48% for Class I shares until May 1, 2009. Class C shares will not exceed 1.38% until May 1, 2008 and 1.52% for the period May 1, 2008 until May 1, 2009.

Q. What were the most significant factors affecting Fund performance?

What were the leading contributors to performance?

A. The Fund’s longer durationvi than its benchmark enhanced performance as yields declined and prices rose during the fiscal year. During the reporting period, we positioned the portfolio in anticipation of a steepening yield curvevii. This was

[1]

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended December 31, 2007, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 170 funds for the six-month period and among the 167 funds for the 12-month period in the Fund’s Lipper category, and excluding sales charges.

[2]

Effective as of the close of business on July 27, 2007, the Fund’s Class 1 shares are closed to all new purchases and incoming exchanges. Investors owning Class 1 shares on that date are permitted to continue to maintain their then-current Class 1 shares, but are no longer permitted to add to their Class 1 share positions (excluding reinvestment of dividends and distributions).

2         Legg Mason Partners Government Securities Fund 2007 Annual Report

beneficial to performance as the yield curve did steepen. Spreads between the yield on long-term and short-term Treasurys increased during the year, with short-term rates declining more than their longer-term counterparts.

What were the leading detractors from performance?

A. The Fund’s underweighting of 15-year agency mortgages detracted from performance as they performed better than their 30-year hybrid counterparts. Additionally, due to the fallout from the U.S. subprime mortgage meltdown and several flights to quality, the Fund’s allocation to non-agency structured products (both fixed & hybrids) detracted from results.

Q. Were there any significant changes to the Fund during the reporting period?

A. There were no significant changes during the period.

Thank you for your investment in Legg Mason Partners Government Securities Fund. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Western Asset Management Company

January 15, 2008

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: Keep in mind, fixed-income securities are subject to interest rate, credit and market risks. As interest rates rise, bond prices fall, reducing the value of the Fund’s share price. The U.S. government guarantee of principal and interest payments only applies to underlying securities in the Fund’s portfolio, not the Fund’s shares. Please note that the Fund’s shares are not guaranteed by the U.S. government or its agencies. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

ii	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.
iii	The discount rate is the interest rate charged by the U.S. Federal Reserve Bank on short-term loans (usually overnight or weekend) to banks.
iv

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

[v]

The Lehman Brothers U.S. Fixed-Rate Mortgage-Backed Securities Index is an unmanaged index composed of securities backed by 15-year to 30-year fixed-rate mortgage pools of Government National Mortgage Association, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation.

vi

Duration is the measure of the price sensitivity of a fixed-income security to an interest rate change of 100 basis points. Calculation is based on the weighted average of the present values for all cash flows.

vii	The yield curve is the graphical depiction of the relationship between the yield on bonds of the same credit quality but different maturities.

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Fund at a Glance (unaudited)

4         Legg Mason Partners Government Securities Fund 2007 Annual Report

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on July 1, 2007 and held for the six months ended December 31, 2007.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(3)
Class 1	3.98%	$1,000.00	$1,039.80	0.59%	$3.03

Class A	3.87	1,000.00	1,038.70	0.81	4.16

Class B	3.58	1,000.00	1,035.80	1.35	6.93

Class C	3.68	1,000.00	1,036.80	1.38	7.08

Class I	4.03	1,000.00	1,040.30	0.47	2.42

(1)	For the six months ended December 31, 2007.
(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class 1 and A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. In absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(3)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

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Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(2)
Class 1	5.00%	$1,000.00	$1,022.23	0.59%	$3.01

Class A	5.00	1,000.00	1,021.12	0.81	4.13

Class B	5.00	1,000.00	1,018.40	1.35	6.87

Class C	5.00	1,000.00	1,018.25	1.38	7.02

Class I	5.00	1,000.00	1,022.84	0.47	2.40

(1)	For the six months ended December 31, 2007.
(2)

Expenses (net of fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

6         Legg Mason Partners Government Securities Fund 2007 Annual Report

Fund Performance

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)
	Class 1	Class A	Class B	Class C	Class I
Twelve Months Ended 12/31/07	4.32%	4.11%	3.54%	3.54%	4.46%

Five Years Ended 12/31/07	3.35	3.18	2.61	2.72	3.57

Ten Years Ended 12/31/07	N/A	4.53	3.96	4.05	4.91

Inception* through 12/31/07	5.18	5.45	6.42	4.70	5.28

	With Sales Charges(3)
	Class 1	Class A	Class B	Class C	Class I
Twelve Months Ended 12/31/07	(2.72)%	(0.33)%	(0.93)%	2.55%	4.46%

Five Years Ended 12/31/07	1.91	2.28	2.43	2.72	3.57

Ten Years Ended 12/31/07	N/A	4.08	3.96	4.05	4.91

Inception* through 12/31/07	4.19	5.15	6.42	4.70	5.28

Cumulative Total Returns(1) (unaudited)
Without Sales Charges(2)
Class 1 (Inception* through 12/31/07)	44.62%

Class A (12/31/97 through 12/31/07)	55.68

Class B (12/31/97 through 12/31/07)	47.45

Class C (12/31/97 through 12/31/07)	48.80

Class I (12/31/97 through 12/31/07)	61.43

(1)

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class 1 and A shares or the applicable CDSCs with respect to Class B and C shares.

(3)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class 1 and A shares reflect the deduction of the maximum sales charges of 6.75% and 4.25%, respectively. Class B shares reflect the deduction of a 4.50% CDSC, which applies if shares are redeemed within one year from purchase payment. This CDSC declines by 0.50% the first year after purchase and thereafter by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

*	Inception dates for Class 1, A, B, C and I shares are September 12, 2000, November 6, 1992, March 20, 1984, February 4, 1993 and February 7, 1996, respectively.

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Historical Performance (unaudited)

Value of $10,000 Invested in Class B Shares of the Legg Mason Partners Government Securities Fund vs. Lehman Brothers U.S. Fixed-Rate Mortgage-Backed Securities Index and Lipper General U.S. Government Funds Category Average† (December 1997 — December 2007)

†

Hypothetical illustration of $10,000 invested in Class B shares of Legg Mason Partners Government Securities Fund on December 31, 1997, assuming reinvestment of all distributions, including returns of capital, if any, at net asset value through December 31, 2007. The Lehman Brothers U.S. Fixed-Rate Mortgage-Backed Securities Index is an unmanaged index composed of securities backed by 15-year to 30-year fixed-rate mortgage pools of Government National Mortgage Association, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation. The Lipper General U.S. Government Funds Category Average is composed of the Fund’s peer group of mutual funds investing in U.S. Government securities. The Indexes are unmanaged and are not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index. The performance of the Fund’s other classes may be greater or less than the Class B shares’ performance indicated on this chart, depending on whether higher or lower sales charges and fees were incurred by shareholders investing in the other classes.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

8         Legg Mason Partners Government Securities Fund 2007 Annual Report

Schedule of Investments (December 31, 2007)

LEGG MASON PARTNERS GOVERNMENT SECURITIES FUND

Face Amount	Security	Value

MORTGAGE-BACKED SECURITIES — 95.5%
FHLMC — 10.0%
	Federal Home Loan Mortgage Corp. (FHLMC):
$281,973	7.259% due 2/1/32 (a)	$284,774
2,602,011	7.268% due 4/1/32 (a)(b)	2,616,190
860,106	7.288% due 5/1/32 (a)(b)	871,148
3,741,927	6.441% due 4/1/34 (a)(b)	3,804,117
4,999,745	6.475% due 10/1/36 (a)	5,115,072
637,293	6.208% due 12/1/36 (a)(b)	648,588
433,748	5.814% due 2/1/37 (a)	441,283
1,072,436	6.524% due 2/1/37 (a)(b)	1,098,619
1,519,598	5.748% due 4/1/37 (a)(b)	1,542,985
1,164,037	5.944% due 5/1/37 (a)	1,180,539
921,930	5.948% due 5/1/37 (a)	937,023
7,850,000	5.813% due 11/1/37 (a)(b)	7,943,868
	Gold:
361,623	7.000% due 11/1/15-2/1/16	377,470
1,418,965	6.500% due 1/1/16-4/1/37	1,463,138
6,267,683	6.500% due 6/1/16-2/1/37 (b)	6,458,077
1,922,355	6.000% due 3/1/17 (b)	1,969,426
12,208,914	5.500% due 7/1/21 (b)	12,360,282
1,028,908	6.000% due 9/1/28-1/1/32	1,049,626
3,076,929	7.000% due 6/1/32-7/1/32 (b)	3,224,369
8,409,809	5.000% due 9/1/33 (b)	8,219,315
	STRIPS, IO:
2,063,635	6.142% due 1/1/37 (a)	2,104,252
1,455,265	5.644% due 5/1/37 (a)(b)	1,475,490

	Total FHLMC	65,185,651

FNMA — 74.4%
	Federal National Mortgage Association (FNMA):
112,812,714	5.500% due 5/1/16-5/1/36	112,784,911
1,027,686	6.500% due 7/1/16-7/1/32	1,062,809
37,758,408	5.000% due 2/1/18-3/1/34 (b)	36,989,459
2,714,814	7.000% due 4/1/26-6/1/32	2,861,613
1,674,326	7.500% due 8/1/28-4/1/32	1,787,228
125,639,124	6.000% due 3/1/31-12/1/37	127,623,922
726,678	7.000% due 3/1/32 (b)	766,056
16,092,892	6.000% due 6/1/32-2/1/37 (b)	16,365,898
301,760	6.918% due 6/1/32 (a)	308,143
14,596,050	6.500% due 12/1/32-5/1/37 (b)	15,028,265
20,947,126	5.500% due 8/1/33-12/1/36 (b)	20,962,785
2,049,074	4.745% due 1/1/35 (a)	2,047,394
1,753,505	4.852% due 1/1/35 (a)	1,769,304
1,154,994	4.719% due 2/1/35 (a)	1,165,477

See Notes to Financial Statements.

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Schedule of Investments (December 31, 2007) (continued)

Face Amount	Security	Value

FNMA — 74.4% (continued)
$930,356	4.790% due 2/1/35 (a)	$940,997
636,770	4.632% due 9/1/35 (a)(b)	637,531
1,054,550	5.846% due 6/1/36 (a)(b)	1,071,950
2,268,025	5.699% due 7/1/37 (a)(b)	2,305,209
8,020,544	6.354% due 7/1/37 (a)(b)	8,283,640
5,226,426	6.579% due 7/1/37 (a)(b)	5,357,919
1,393,129	5.879% due 8/1/37 (a)	1,423,679
119,000,000	5.000% due 1/14/38 (c)	116,117,939
7,000,000	6.500% due 1/14/38 (c)	7,195,783

	Total FNMA	484,857,911

GNMA — 11.1%
	Government National Mortgage Association (GNMA):
3,707,921	7.000% due 2/15/28-11/15/31	3,933,927
717,595	7.500% due 4/15/29-10/15/31	765,669
36,421,155	6.500% due 10/15/31-9/20/36 (b)	37,631,740
1,097,036	6.500% due 10/15/31-10/15/32	1,137,681
3,119,507	6.000% due 11/15/32 (b)	3,200,025
25,725,076	5.000% due 5/15/33-9/15/33 (b)	25,364,846

	Total GNMA	72,033,888

	TOTAL MORTGAGE-BACKED SECURITIES (Cost — $620,184,955)	622,077,450

ASSET-BACKED SECURITIES — 6.9%
Credit Card — 0.7%
4,474,989	Compucredit Acquired Portfolio Voltage Master Trust, 5.198% due 9/15/18 (a)(b)(d)	4,384,192

Home Equity — 6.2%
176,475	Aames Mortgage Investment Trust, 5.015% due 8/25/35 (a)(d)	173,083
	ACE Securities Corp.:
1,451,111	5.385% due 4/25/34 (a)(b)	1,362,916
1,427,372	5.035% due 1/25/36 (a)(b)	613,606
1,883,940	5.215% due 2/25/36 (a)(b)	1,798,549
599,004	5.265% due 8/25/45 (a)(b)	567,220
1,107,965	Ameriquest Mortgage Securities Inc., 5.235% due 8/25/34 (a)(b)	1,073,634
131,758	Argent Securities Inc., 4.925% due 5/25/36 (a)	131,416
484,489	Asset Backed Funding Certificates, 5.046% due 1/25/35 (a)(b)	484,264
1,968,019	Bayview Financial Acquisition Trust, 5.125% due 4/28/36 (a)	1,864,721
150,000	Bear Stearns Asset-Backed Securities Trust, 5.215% due 9/25/34 (a)	146,214
	Countrywide Asset-Backed Certificates:
268,825	4.800% due 5/25/32 (a)	261,618
509,235	5.075% due 10/25/35 (a)(b)	508,287
2,192,147	5.195% due 7/25/36 (a)(b)(d)	1,932,666
196,976	5.070% due 12/25/36 (a)	196,680

See Notes to Financial Statements.

10         Legg Mason Partners Government Securities Fund 2007 Annual Report

Schedule of Investments (December 31, 2007) (continued)

Face Amount	Security	Value

Home Equity — 6.2% (continued)
	Countrywide Home Equity Loan Trust:
$4,582,550	5.278% due 3/15/30 (a)(b)	$4,460,430
948,939	5.318% due 2/15/34 (a)(b)	903,890
3,513,348	5.288% due 5/15/34 (a)(b)(d)	3,044,876
3,485,698	EMC Mortgage Loan Trust, 5.315% due 12/25/42 (a)(b)(d)	3,057,081
331,731	GSAMP Trust, 5.265% due 2/25/33 (a)	320,654
58,925	IXIS Real Estate Capital Trust, 4.926% due 8/25/36 (a)	58,538
	Lehman XS Trust:
571,063	4.935% due 6/25/46 (a)(b)	556,381
2,288,241	4.935% due 8/25/46 (a)(b)	2,245,774
100,000	New Century Home Equity Loan Trust, 6.438% due 11/25/33 (a)	93,910
1,642,515	Novastar Home Equity Loan, 5.205% due 9/25/33 (a)(b)	1,599,565
	RAAC:
3,342,077	5.135% due 5/25/36 (a)(b)(d)	2,775,085
273,800	5.115% due 2/25/37 (a)(d)	251,213
1,218,894	Renaissance Home Equity Loan Trust, 5.365% due 12/25/33 (a)(b)	1,158,530
	SACO I Trust:
1,197,782	5.035% due 3/25/36 (a)(b)	693,353
1,910,257	4.995% due 6/25/36 (a)(b)	790,013
111,569	4.995% due 7/25/36 (a)	51,073
685,978	Structured Asset Investment Loan Trust, 5.545% due 1/25/33 (a)(b)	678,959
1,185,412	Structured Asset Securities Corp., 4.975% due 2/25/36 (a)(b)(d)	423,653
	Truman Capital Mortgage Loan Trust:
6,273,922	5.125% due 3/25/36 (a)(b)(d)	5,458,312
841,104	5.295% due 3/25/37 (a)(b)(d)	714,938

	Total Home Equity	40,451,102

	TOTAL ASSET-BACKED SECURITIES (Cost — $51,598,366)	44,835,294

COLLATERALIZED MORTGAGE OBLIGATIONS — 10.6%
12,737,466	Adjustable Rate Mortgage Trust, Whole Loan, 5.068% due 7/25/35 (a)(b)	12,764,415
2,288,139	American Home Mortgage Assets, 5.050% due 10/25/46 (a)(b)	2,194,413
195,453	American Home Mortgage Investment Trust, 4.945% due 6/25/46 (a)	193,878
3,977,910	Banc of America Funding Corp., 4.989% due 11/20/35 (a)(b)	3,968,061
811,409	Bear Stearns Alternate-A Trust, 5.205% due 9/25/34 (a)(b)	789,342
1,582,350	CBA Commercial Small Balance Commercial Mortgage, 5.115% due 6/25/38 (a)(b)(d)	1,360,869
	Countrywide Alternative Loan Trust:
1,963,472	5.179% due 7/20/35 (a)(b)	1,853,238
177,388	6.098% due 7/20/35 (a)	170,550
461,466	5.125% due 7/25/35 (a)(b)	437,351
695,171	5.195% due 10/25/35 (a)(b)	663,564
174,002	5.118% due 11/20/35 (a)	162,893
174,002	5.329% due 11/20/35 (a)	158,749
133,163	5.135% due 1/25/36 (a)	125,641

See Notes to Financial Statements.

Legg Mason Partners Government Securities Fund 2007 Annual Report         11

Schedule of Investments (December 31, 2007) (continued)

Face Amount	Security	Value

COLLATERALIZED MORTGAGE OBLIGATIONS — 10.6% (continued)
$1,086,447	5.165% due 1/25/36 (a)(b)	$1,032,604
439,232	5.055% due 9/25/46 (a)	403,447
	Countrywide Home Loan:
1,482,007	5.250% due 11/25/33 (b)	1,477,687
1,431,921	5.265% due 9/25/35 (a)(b)(d)	1,391,441
	Mortgage Pass-Through Trust:
473,723	5.165% due 5/25/35 (a)(b)	447,304
482,499	Whole Loan, 4.919% due 5/19/33 (a)(b)	481,673
879,284	CS First Boston Mortgage Securities Corp., Whole Loan, 7.500% due 5/25/32 (b)	881,699
	Federal National Mortgage Association (FNMA), Whole Loan:
906,645	6.400% due 6/25/33 (a)(b)	917,094
1,521,449	6.351% due 1/25/43 (a)(b)	1,538,805
1,377,559	GSAMP Trust, 5.465% due 6/25/34 (a)(b)	1,332,993
2,877,010	GSMPS Mortgage Loan Trust, 5.220% due 1/25/35 (a)(b)(d)	2,844,016
597,903	Harborview Mortgage Loan Trust, 5.165% due 10/19/37 (a)(b)	558,318
	IMPAC CMB Trust:
552,535	5.340% due 10/25/34 (a)(b)	545,120
1,669,936	5.235% due 11/25/34 (a)(b)	1,589,191
1,410,621	5.215% due 3/25/35 (a)(b)	1,381,504
	IMPAC Secured Assets Corp.:
384,880	5.265% due 11/25/34 (a)	383,755
277,108	5.185% due 3/25/36 (a)	264,358
	Indymac Index Mortgage Loan Trust:
814,791	6.308% due 3/25/35 (a)(b)	811,226
1,875,239	5.403% due 10/25/35 (a)(b)	1,854,991
1,006,317	Lehman XS Trust, 5.165% due 11/25/35 (a)(b)	955,762
1,107,420	Long Beach Mortgage Loan Trust, 5.690% due 9/25/31 (a)(b)	923,573
426,108	MASTR ARM Trust, 5.075% due 4/25/46 (a)	404,751
	Morgan Stanley Mortgage Loan Trust:
723,855	6.117% due 8/25/34 (a)(b)	729,586
790,692	5.015% due 3/25/36 (a)(b)	630,070
344,220	Novastar Mortgage-Backed Notes, 5.055% due 9/25/46 (a)	327,837
1,368,476	Prime Mortgage Trust, 5.365% due 2/25/35 (a)(b)	1,347,786
213,222	Puma Finance Ltd., 5.096% due 8/9/35 (a)(d)	211,392
501,092	Residential Asset Mortgage Products Inc., 5.315% due 6/25/33 (a)(b)(d)	452,736
	Structured Adjustable Rate Mortgage Loan Trust:
4,044,320	5.304% due 8/25/34 (a)(b)	4,029,165
686,286	5.115% due 2/25/35 (a)(b)	678,282
365,580	5.095% due 5/25/35 (a)	310,259
257,093	Structured ARM Loan Trust, 6.091% due 11/25/34 (a)	263,827
399,352	Structured Asset Mortgage Investments Inc., 5.055% due 7/25/36 (a)	365,938

See Notes to Financial Statements.

12         Legg Mason Partners Government Securities Fund 2007 Annual Report

Schedule of Investments (December 31, 2007) (continued)

Face Amount	Security	Value

COLLATERALIZED MORTGAGE OBLIGATIONS — 10.6% (continued)
	Thornburg Mortgage Securities Trust:
$128,846	5.315% due 3/25/44 (a)	$128,862
1,212,411	5.035% due 1/25/46 (a)(b)	1,173,235
2,024,069	4.970% due 5/25/46 (a)(b)	2,013,247
2,125,043	4.975% due 6/25/46 (a)(b)	2,113,816
	Washington Mutual Inc.:
2,856,234	5.185% due 8/25/45 (a)(b)	2,737,587
226,736	5.155% due 10/25/45 (a)	213,225
1,289,184	5.135% due 12/25/45 (a)(b)	1,221,542
	Washington Mutual Mortgage Pass-Through Certificates:
1,281,804	5.500% due 5/25/33 (b)	1,280,585
648,970	Whole Loan, 4.208% due 6/25/33 (a)(b)	645,115
1,229,270	Zuni Mortgage Loan Trust, 4.995% due 8/25/36 (a)(b)	1,175,917

	TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS (Cost — $71,304,523)	69,314,285

Shares
PREFERRED STOCKS — 0.6%
FINANCIALS — 0.6%
Thrifts & Mortgage Finance — 0.6%
85,000	Federal Home Loan Mortgage Corp. (FHLMC), 8.375%	2,222,750
60,000	Federal National Mortgage Association (FNMA), 8.250%	1,545,000

	TOTAL PREFERRED STOCKS (Cost — $3,625,000)	3,767,750

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENTS (Cost — $746,712,844)	739,994,779

Face Amount
SHORT-TERM INVESTMENTS — 1.8%
U.S. Government Agency — 0.3%
$1,700,000	Federal National Mortgage Association (FNMA), Discount Notes, 5.196%-5.203% due 3/17/08 (e)(f) (Cost — $1,682,003)	1,685,533

Repurchase Agreement — 1.5%
9,884,000	Morgan Stanley tri-party repurchase agreement dated 12/31/07, 4.250% due 1/2/08; Proceeds at maturity — $9,886,334; (Fully collateralized by U.S. government agency obligation, 0.000% due 1/10/08; Market value — $10,132,826) (Cost — $9,884,000)	9,884,000

	TOTAL SHORT-TERM INVESTMENTS (Cost — $11,566,003)	11,569,533

	TOTAL INVESTMENTS — 115.4% (Cost — $758,278,847#)	751,564,312
	Liabilities in Excess of Other Assets — (15.4)%	(100,469,847)

	TOTAL NET ASSETS — 100.0%	$651,094,465

See Notes to Financial Statements.

Legg Mason Partners Government Securities Fund 2007 Annual Report         13

Schedule of Investments (December 31, 2007) (continued)

(a)	Variable rate security. Interest rate disclosed is that which is in effect at December 31, 2007.
(b)	All or a portion of this security is segregated for open futures contracts, extended settlements and written options.
(c)	This security is traded on a to-be-announced (“TBA”) basis (See Note 1).
(d)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(e)	Rate shown represents yield-to-maturity.
(f)	All or a portion of this security is held at the broker as collateral for open futures contracts.
#	Aggregate cost for federal income tax purposes is $758,746,147.

Abbreviations used in this schedule:
ARM	— Adjustable Rate Mortgage
IO	— Interest Only
MASTR	— Mortgage Asset Securitization Transactions Inc.
STRIPS	— Separate Trading of Registered Interest and Principal Securities

Schedule of Options Written

Contracts	Security	Expiration Date	Strike Price	Value
369	U.S. Treasury Notes 10 Year Futures, Call	1/25/08	$114.50	$196,031
369	U.S. Treasury Notes 10 Year Futures, Put	1/25/08	109.50	17,297

	(Premium received — $446,544)			$213,328

See Notes to Financial Statements.

14         Legg Mason Partners Government Securities Fund 2007 Annual Report

Statement of Assets and Liabilities (December 31, 2007)

ASSETS:
Investments, at value (Cost — $758,278,847)	$751,564,312
Cash	288
Receivable for securities sold	132,611,253
Interest receivable	2,806,524
Receivable for Fund shares sold	1,601,474
Principal paydown receivable	419,681
Receivable from broker — variation margin on open futures contracts	78,791
Prepaid expenses	22,136

Total Assets	889,104,459

LIABILITIES:
Payable for securities purchased	234,849,140
Payable for Fund shares repurchased	1,941,116
Distributions payable	309,342
Options written, at value (premium received $446,544)	213,328
Distribution fees payable	184,076
Investment management fee payable	93,267
Trustees’ fees payable	16,287
Deferred compensation payable	3,911
Accrued expenses	399,527

Total Liabilities	238,009,994

Total Net Assets	$651,094,465

NET ASSETS:
Par value (Note 6)	$679
Paid-in capital in excess of par value	703,093,926
Overdistributed net investment income	(6,541)
Accumulated net realized loss on investments, futures contracts and options written	(45,893,068)
Net unrealized depreciation on investments, futures contracts and options written	(6,100,531)

Total Net Assets	$651,094,465

Shares Outstanding:
Class 1	6,858,180

Class A	43,998,970

Class B	8,444,697

Class C	7,583,337

Class I	1,055,866

Net Asset Value:
Class 1 (and redemption price)	$9.59

Class A (and redemption price)	$9.58

Class B *	$9.59

Class C *	$9.59

Class I (and redemption price)	$9.60

Maximum Public Offering Price Per Share:
Class 1 (based on maximum initial sales charge of 6.75%)	$10.28

Class A (based on maximum initial sales charge of 4.25%)	$10.01

*	Redemption price per share is NAV of Class B and C shares reduced by a 4.50% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason Partners Government Securities Fund 2007 Annual Report         15

Statement of Operations (For the year ended December 31, 2007)

INVESTMENT INCOME:
Interest	$44,941,524

EXPENSES:
Investment management fee (Note 2)	4,395,261
Distribution fees (Notes 2 and 4)	2,194,334
Transfer agent fees (Note 4)	1,155,915
Legal fees	201,143
Shareholder reports (Note 4)	140,853
Registration fees	74,545
Audit and tax	44,495
Trustees’ fees	20,964
Custody fees	16,255
Insurance	13,340
Miscellaneous expenses	14,592

Total Expenses	8,271,697
Less: Fee waivers and/or expense reimbursements (Notes 2 and 4)	(1,486,882)
Fees paid indirectly (Note 1)	(634)

Net Expenses	6,784,181

Net Investment Income	38,157,343

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FUTURES CONTRACTS AND OPTIONS WRITTEN (NOTES 1 AND 3):
Net Realized Gain (Loss) From:
Investment transactions	2,710,346
Futures contracts	(5,995,491)
Options written	192,631

Net Realized Loss	(3,092,514)

Change in Net Unrealized Appreciation/Depreciation From:
Investments	(7,855,559)
Futures contracts	907,168
Options written	233,216

Change in Net Unrealized Appreciation/Depreciation	(6,715,175)

Net Loss on Investments, Futures Contracts and Options Written	(9,807,689)

Increase in Net Assets From Operations	$28,349,654

See Notes to Financial Statements.

16         Legg Mason Partners Government Securities Fund 2007 Annual Report

Statements of Changes in Net Assets (For the years ended December 31,)

	2007	2006
OPERATIONS:
Net investment income	$38,157,343	$24,755,845
Net realized loss	(3,092,514)	(7,382,476)
Change in net unrealized appreciation/depreciation	(6,715,175)	4,939,053

Increase in Net Assets From Operations	28,349,654	22,312,422

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(38,623,063)	(27,352,651)

Decrease in Net Assets From Distributions to Shareholders	(38,623,063)	(27,352,651)

FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	119,295,276	62,901,731
Reinvestment of distributions	30,595,064	24,093,318
Cost of shares repurchased	(447,012,256)	(143,157,472)
Net assets of shares issued in connection with merger (Note 7)	389,474,563	—

Increase (Decrease) in Net Assets From Fund Share Transactions	92,352,647	(56,162,423)

Increase (Decrease) in Net Assets	82,079,238	(61,202,652)
NET ASSETS:
Beginning of year	569,015,227	630,217,879

End of year*	$651,094,465	$569,015,227

* Includes undistributed (overdistributed) net investment income of:	$(6,541)	$362,685

See Notes to Financial Statements.

Legg Mason Partners Government Securities Fund 2007 Annual Report         17

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class 1 Shares(1)	2007		2006(2)		2005(2)	2004(2)		2003(2)
Net Asset Value, Beginning of Year	$9.67		$9.74		$9.87	$9.89		$10.08

Income (Loss) From Operations:
Net investment income	0.48		0.42		0.37	0.34		0.33
Net realized and unrealized gain (loss)	(0.07)		(0.02)		(0.13)	0.02		(0.14)

Total Income From Operations	0.41		0.40		0.24	0.36		0.19

Less Distributions From:
Net investment income	(0.49)		(0.47)		(0.37)	(0.38)		(0.38)
Return of capital	—		—		—	(0.00	)(3)	—

Total Distributions	(0.49)		(0.47)		(0.37)	(0.38)		(0.38)

Net Asset Value, End of Year	$9.59		$9.67		$9.74	$9.87		$9.89

Total Return(4)	4.32%		4.22%		2.50%	3.76%		1.95%

Net Assets, End of Year (millions)	$66		$74		$84	$96		$108

Ratios to Average Net Assets:
Gross expenses	0.86%		0.77	%(6)	0.87%	0.84%		0.81%
Net expenses	0.62	(5)(7)(8)	0.76	(6)(7)	0.87	0.82	(7)	0.81
Net investment income	5.01		4.41		3.73	3.45		3.34

Portfolio Turnover Rate(9)	88%		266%		141%	138%		148%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For a share of capital stock outstanding for the periods prior to April 16, 2007.
(3)	Amount represents less than $0.01 per share.
(4)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(5)	There was no impact to the expense ratio as a result of fees paid indirectly.
(6)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.75% and 0.74%, respectively (Note 12).

(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Effective at the close of business on February 2, 2007, management contractually agreed to waive fees and/or reimburse expenses to limit total annual operating expenses to 0.73% for Class 1 shares until May 1, 2009. Effective July 27, 2007, management has agreed to voluntarily waive fees and/or reimburse operating expenses (other than interest, brokerage, taxes and extraordinary expenses) to limit total annual operating expenses for Class 1 shares to 0.25% lower than Class A shares’ total annual operating expenses.

(9)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 499%, 615%, 315%, 292% and 328% for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

See Notes to Financial Statements.

18         Legg Mason Partners Government Securities Fund 2007 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class A Shares(1)	2007		2006(2)		2005(2)	2004(2)		2003(2)
Net Asset Value, Beginning of Year	$9.66		$9.73		$9.86	$9.88		$10.07

Income (Loss) From Operations:
Net investment income	0.46		0.40		0.35	0.33		0.32
Net realized and unrealized gain (loss)	(0.08)		(0.03)		(0.12)	0.02		(0.14)

Total Income From Operations	0.38		0.37		0.23	0.35		0.18

Less Distributions From:
Net investment income	(0.46)		(0.44)		(0.36)	(0.37)		(0.37)
Return of capital	—		—		—	(0.00	)(3)	—

Total Distributions	(0.46)		(0.44)		(0.36)	(0.37)		(0.37)

Net Asset Value, End of Year	$9.58		$9.66		$9.73	$9.86		$9.88

Total Return(4)	4.11%		3.98%		2.36%	3.63%		1.83%

Net Assets, End of Year (millions)	$421		$312		$339	$358		$378

Ratios to Average Net Assets:
Gross expenses	1.00%		0.99	%(6)	1.00%	0.98%		0.95%
Net expenses	0.82	(5)(7)(8)	0.98	(6)(7)	1.00	0.97	(7)	0.95
Net investment income	4.81		4.19		3.60	3.30		3.19

Portfolio Turnover Rate(9)	88%		266%		141%	138%		148%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For a share of capital stock outstanding for the periods prior to April 16, 2007.
(3)	Amount represents less than $0.01 per share.
(4)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(5)	There was no impact to the expense ratio as a result of fees paid indirectly.
(6)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.97% and 0.96%, respectively (Note 12).

(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Effective at the close of business on February 2, 2007, management contractually agreed to waive fees and/or reimburse expenses to limit total annual operating expenses to 0.81% for Class A shares until May 1, 2009.

(9)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 499%, 615%, 315%, 292% and 328% for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

See Notes to Financial Statements.

Legg Mason Partners Government Securities Fund 2007 Annual Report         19

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class B Shares(1)	2007		2006(2)		2005(2)	2004(2)		2003(2)
Net Asset Value, Beginning of Year	$9.67		$9.74		$9.87	$9.89		$10.08

Income (Loss) From Operations:
Net investment income	0.41		0.34		0.30	0.27		0.27
Net realized and unrealized gain (loss)	(0.08)		(0.03)		(0.12)	0.03		(0.14)

Total Income From Operations	0.33		0.31		0.18	0.30		0.13

Less Distributions From:
Net investment income	(0.41)		(0.38)		(0.31)	(0.32)		(0.32)
Return of capital	—		—		—	(0.00	)(3)	—

Total Distributions	(0.41)		(0.38)		(0.31)	(0.32)		(0.32)

Net Asset Value, End of Year	$9.59		$9.67		$9.74	$9.87		$9.89

Total Return(4)	3.54%		3.32%		1.80%	3.09%		1.30%

Net Assets, End of Year (millions)	$81		$72		$89	$103		$122

Ratios to Average Net Assets:
Gross expenses	1.66%		1.62	%(6)	1.55%	1.51%		1.51%
Net expenses	1.37	(5)(7)(8)	1.62	(6)(7)	1.55	1.50	(7)	1.51
Net investment income	4.25		3.55		3.04	2.77		2.64

Portfolio Turnover Rate(9)	88%		266%		141%	138%		148%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For a share of capital stock outstanding for the periods prior to April 16, 2007.
(3)	Amount represents less than $0.01 per share.
(4)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(5)	There was no impact to the expense ratio as a result of fees paid indirectly.
(6)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.60% and 1.60%, respectively (Note 12).

(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Effective at the close of business on February 2, 2007, management contractually agreed to waive fees and/or reimburse expenses to limit total annual operating expenses to 1.35% for Class B shares until May 1, 2009.

(9)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 499%, 615%, 315%, 292% and 328% for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

See Notes to Financial Statements.

20         Legg Mason Partners Government Securities Fund 2007 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class C Shares(1)	2007		2006(2)		2005(2)	2004(2)		2003(2)
Net Asset Value, Beginning of Year	$9.67		$9.74		$9.87	$9.88		$10.08

Income (Loss) From Operations:
Net investment income	0.40		0.37		0.31	0.28		0.28
Net realized and unrealized gain (loss)	(0.07)		(0.03)		(0.13)	0.04		(0.15)

Total Income From Operations	0.33		0.34		0.18	0.32		0.13

Less Distributions From:
Net investment income	(0.41)		(0.41)		(0.31)	(0.33)		(0.33)
Return of capital	—		—		—	(0.00	)(3)	—

Total Distributions	(0.41)		(0.41)		(0.31)	(0.33)		(0.33)

Net Asset Value, End of Year	$9.59		$9.67		$9.74	$9.87		$9.88

Total Return(4)	3.54%		3.65%		1.87%	3.29%		1.29%

Net Assets, End of Year (millions)	$73		$10		$14	$17		$25

Ratios to Average Net Assets:
Gross expenses	1.59%		1.34	%(6)	1.45%	1.44%		1.41%
Net expenses	1.38	(5)(7)(8)	1.31	(6)(7)	1.45	1.42	(7)	1.41
Net investment income	4.25		3.85		3.14	2.84		2.75

Portfolio Turnover Rate(9)	88%		266%		141%	138%		148%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For a share of capital stock outstanding for the periods prior to April 16, 2007.
(3)	Amount represents less than $0.01 per share.
(4)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(5)	There was no impact to the expense ratio as a result of fees paid indirectly.
(6)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.33% and 1.29%, respectively (Note 12).

(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Effective at the close of business on February 2, 2007, management contractually agreed to waive fees and/or reimburse expenses to limit total annual operating expenses to 1.38% for Class C shares until May 1, 2008 and 1.52% for the period from May 1, 2008 until May 1, 2009.

(9)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 499%, 615%, 315%, 292% and 328% for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

See Notes to Financial Statements.

Legg Mason Partners Government Securities Fund 2007 Annual Report         21

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class I Shares(1)	2007		2006(2)		2005(2)	2004(2)		2003(2)
Net Asset Value, Beginning of Year	$9.68		$9.75		$9.88	$9.89		$10.08

Income (Loss) From Operations:
Net investment income	0.49		0.44		0.39	0.36		0.36
Net realized and unrealized gain (loss)	(0.07)		(0.03)		(0.12)	0.04		(0.14)

Total Income From Operations	0.42		0.41		0.27	0.40		0.22

Less Distributions From:
Net investment income	(0.50)		(0.48)		(0.40)	(0.41)		(0.41)
Return of capital	—		—		—	(0.00	)(3)	—

Total Distributions	(0.50)		(0.48)		(0.40)	(0.41)		(0.41)

Net Asset Value, End of Year	$9.60		$9.68		$9.75	$9.88		$9.89

Total Return(4)	4.46%		4.39%		2.75%	4.09%		2.17%

Net Assets, End of Year (millions)	$10		$101		$104	$220		$231

Ratios to Average Net Assets:
Gross expenses	0.58%		0.60	%(6)	0.59%	0.59%		0.57%
Net expenses	0.48	(5)(7)(8)	0.59	(6)(7)	0.59	0.57	(7)	0.57
Net investment income	5.11		4.58		3.97	3.70		3.54

Portfolio Turnover Rate(9)	88%		266%		141%	138%		148%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For a share of capital stock outstanding for the periods prior to April 16, 2007.
(3)	Amount represents less than $0.01 per share.
(4)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

(5)	There was no impact to the expense ratio as a result of fees paid indirectly.
(6)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.58% and 0.57%, respectively (Note 12).

(7)	Reflects fee waivers and/or expense reimbursements.
(8)

Effective at the close of business on February 2, 2007, management contractually agreed to waive fees and/or reimburse expenses to limit total annual operating expenses to 0.48% for Class I shares until May 1, 2009.

(9)

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 499%, 615%, 315%, 292% and 328% for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

See Notes to Financial Statements.

22         Legg Mason Partners Government Securities Fund 2007 Annual Report

Notes to Financial Statements

1.	Organization and Significant Accounting Policies

Legg Mason Partners Government Securities Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Income Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the” 1940 Act”), as an open-end management investment company. Prior to April 16, 2006, the Fund was a separate diversified series of Legg Mason Partners Investment Funds, Inc. (the “Company”), a Maryland corporation registered under the 1940 Act.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Financial Futures Contracts. The Fund may enter into financial futures contracts typically to hedge a portion of the portfolio. Upon entering into a financial futures contract, the Fund is required to deposit cash or securities as initial margin, equal to a certain percentage of the contract amount (initial margin deposit). Additional securities are also segregated up to the current market value of the financial futures contracts. Subsequent payments, known as” variation margin,” are made or received by the Fund each day, depending on the daily fluctuations in the value of the underlying financial instruments. For foreign denominated futures, variation margins are not settled daily. The Fund recognizes an unrealized gain or loss equal to the fluctuation in the value. When the

Legg Mason Partners Government Securities Fund 2007 Annual Report         23

Notes to Financial Statements (continued)

financial futures contracts are closed, a realized gain or loss is recognized equal to the difference between the proceeds from (or cost of) the closing transactions and the Fund’s basis in the contracts.

The risks associated with entering into financial futures contracts include the possibility that a change in the value of the contract may not correlate with the changes in the value of the underlying financial instruments. In addition, investing in financial futures contracts involves the risk that the Fund could lose more than the initial margin deposit and subsequent payments required for a futures transaction. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(d) Written Options. When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability, the value of which is marked-to-market daily to reflect the current market value of the option written. If the option expires, the Fund realizes a gain from investments equal to the amount of the premium received. When a written call option is exercised, the difference between the premium received plus the option exercise price and the Fund’s basis in the underlying security (in the case of a covered written call option), or the cost to purchase the underlying security (in the case of an uncovered written call option), including brokerage commission, is treated as a realized gain or loss. When a written put option is exercised, the amount of the premium received is added to the cost of the security purchased by the Fund from the exercise of the written put option to form the Fund’s basis in the underlying security purchased. The writer or buyer of an option traded on an exchange can liquidate the position before the exercise of the option by entering into a closing transaction. The cost of a closing transaction is deducted from the original premium received resulting in a realized gain or loss to the Fund.

The risk in writing a covered call option is that the Fund may forego the opportunity of profit if the market price of the underlying security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the underlying security decreases and the option is exercised. The risk in writing a call option is that the Fund is exposed to the risk of loss if the market price of the underlying security increases. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(e) Securities Traded on a To-Be-Announced Basis. The Fund may trade securities on a to-be-announced (“TBA”) basis. In a TBA transaction, the Fund commits to purchasing or selling securities which have not yet been issued by the issuer and for which specific information is not known, such as the face amount and maturity date and the underlying pool of investments in U.S. government agency mortgage pass-through securities. Securities purchased on a TBA basis are not settled until they are delivered to the Fund, normally 15 to 45 days after purchase. Beginning on the date the Fund enters into a TBA transaction, cash, U.S. government securities or other liquid high-grade debt obligations are segregated in an amount equal in value to the purchase price of the TBA security. These securities are subject to market fluctuations and their current value is determined in the same manner as for other securities.

24         Legg Mason Partners Government Securities Fund 2007 Annual Report

Notes to Financial Statements (continued)

(f) Mortgage Dollar Rolls. The Fund may enter into dollar rolls in which the Fund sells mortgage-backed securities for delivery in the current month, realizing a gain or loss, and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities to settle on a specified future date. During the roll period, the Fund forgoes interest paid on the securities. The Fund is compensated by the interest earned on the cash proceeds of the initial sale and by the lower repurchase price at the specified future date. The Fund maintains a segregated account, the dollar value of which is at least equal to its obligations with respect to dollar rolls.

The Fund executes its mortgage dollar rolls entirely in the to-be-announced (“TBA”) market, where the Fund makes a forward commitment to purchase a security and, instead of accepting delivery, the position is offset by a sale of the security with a simultaneous agreement to repurchase at a future date.

The risk of entering into a mortgage dollar roll is that the market value of the securities the Fund is obligated to repurchase under the agreement may decline below the repurchase price. In the event the buyer of securities under a mortgage dollar roll files for bankruptcy or becomes insolvent, the Fund’s use of proceeds of the dollar roll may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund’s obligation to repurchase the securities.

(g) Credit and Market Risk. Investments in securities collateralized by residential real estate mortgages are subject to certain credit and liquidity risks. When market conditions result in an increase in default rates of the underlying mortgages and the foreclosure values of underlying real estate properties are materially below the outstanding amount of these underlying mortgages, collection of the full amount of the accrued interest and principal on these investments may be doubtful. Such market conditions may significantly impair the value of these investments resulting in a lack of correlation between their credit ratings and values.

(h) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(i) Distributions to Shareholders. Distributions from net investment income on shares of the Fund are declared each business day to shareholders of record, and are paid monthly. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(j) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(k) Fees Paid Indirectly. The Fund’s custodian calculates its fees based on the Fund’s average daily net assets. The fee is reduced according to a fee arrangement, which provides

Legg Mason Partners Government Securities Fund 2007 Annual Report         25

Notes to Financial Statements (continued)

for custody fees to be reduced based on a formula developed to measure the value of cash deposited with the custodian by the Fund. This amount is shown as a reduction of expenses on the Statement of Operations.

(l) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of December 31, 2007, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

(m) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Overdistributed Net Investment Income	Accumulated Net Realized Loss	Paid-in Capital
(a)	—	$53,251,829	$(53,251,829)
(b)	$107,068	(107,068)	—

(a)	Reclassifications are primarily due to the expiration of a capital loss carryover.
(b)	Reclassifications are primarily due to differences between book and tax amortization of premium on fixed income securities and income from mortgage-backed securities treated as capital gains for tax purposes.

2.	Investment Management Agreement and Other Transactions with Affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and Western Asset Management Company (“Western Asset”) is the Fund’s subadviser. LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $2 billion	0.550%
Next $2 billion	0.500
Next $2 billion	0.450
Next $2 billion	0.400
Over $8 billion	0.350

26         Legg Mason Partners Government Securities Fund 2007 Annual Report

Notes to Financial Statements (continued)

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund. For its services, LMPFA pays Western Asset 70% of the net management fee it receives from the Fund.

Effective at the close of business on February 2, 2007, management contractually agreed to waive fees and/or reimburse expenses to limit total annual operating expenses to 0.73%, 0.81%, 1.35% and 0.48% for Class 1, Class A, Class B and Class I shares, respectively, until May 1, 2009 and to 1.38% for Class C shares until May 1, 2008 and to 1.52% for Class C shares for the period May 1, 2008 until May 1, 2009.

Effective July 27, 2007, management has agreed to voluntarily waive fees and/or reimburse operating expenses (other than interest, brokerage, taxes and extraordinary expenses) to limit total annual operating expenses for Class 1 shares to 0.25% lower than Class A shares’ total annual operating expenses.

Effective January 1, 2008, the manager is permitted to recapture amounts that it has previously voluntarily waived and/or reimbursed, to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below the expense cap shown in the fee table of the Fund’s prospectus. In no case will the manager recapture any amount that would result, on any particular Fund business day, in the Fund’s total annual operating expenses exceeding the expense cap.

During the year ended December 31, 2007, LMPFA waived a portion of its investment management fee in the amount of $1,477,459.

Effective December 1, 2007, Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor. Prior to December 1, 2007, Citigroup Global Markets Inc. (“CGM”), PFS Investments, Inc. (“PFS”) and LMIS served as distributors of the Fund.

There is a maximum initial sales charge of 6.75% and 4.25% for Class 1 and A shares, respectively. There is a contingent deferred sales charge (“CDSC”) of 4.50% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 0.50% after the first year and thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended December 31, 2007, LMIS and its affiliates received sales charges of approximately $7,000 on sales of the Fund’s Class A shares. In addition, for the year ended December 31, 2007, CDSCs paid to LMIS and its affiliates were approximately:

	Class A	Class B	Class C
CDSCs	$2,000	$54,000	$1,000

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

Legg Mason Partners Government Securities Fund 2007 Annual Report         27

Notes to Financial Statements (continued)

3.	Investments

During the year ended December 31, 2007, the aggregate cost of purchases and proceeds from sales of investments and U.S Government & Agency Obligations (excluding short-term investments) were as follows:

	Investments	U.S. Government & Agency Obligations
Purchases	$13,939,251	$4,536,464,995

Sales	170,564,431	4,680,760,454

At December 31, 2007, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$3,550,986
Gross unrealized depreciation	(10,732,821)

Net unrealized depreciation	$(7,181,835)

At December 31, 2007, the Fund had the following open futures contracts:

	Number of Contracts	Expiration Date	Basis Value	Market Value	Unrealized Gain (Loss)
Contracts to Buy:
Euro	1,395	3/08	$333,280,150	$333,980,437	$700,287
U.S. Treasury Bonds	81	3/08	9,515,374	9,426,375	(88,999)
U.S. Treasury 2-Year Notes	145	3/08	30,480,522	30,486,250	5,728
U.S. Treasury 5-Year Notes	142	3/08	15,583,913	15,659,938	76,025

					693,041

Contracts to Sell:
Euro	176	12/08	$42,210,520	$42,517,200	$(306,680)
U.S. Treasury 10-Year Notes	335	3/08	37,980,286	37,985,859	(5,573)

					(312,253)

Net Unrealized Gain on Open Futures Contracts					$380,788

At December 31, 2007 the Fund held TBA securities with a total cost of $123,826,926.

During the year ended December 31, 2007, written option transactions for the Fund were as follows:

	Number of Contracts	Premiums
Options written, outstanding December 31, 2006	—	—
Options written	1,578	$761,500
Options closed	(840)	(314,956)
Options expired	—	—

Options written, outstanding December 31, 2007	738	$446,544

28         Legg Mason Partners Government Securities Fund 2007 Annual Report

Notes to Financial Statements (continued)

4.	Class Specific Expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.50% and 0.45% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended December 31, 2007, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class 1	—	$159,476	$20,846
Class A	$1,065,476	566,419	83,438
Class B	658,868	245,468	28,187
Class C	469,990	184,382	8,293
Class I	—	170	89

Total	$2,194,334	$1,155,915	$140,853

CGM and PFS, for the period during which they served as distributors of the Fund, and LMIS and its affiliates have agreed to reimburse the Fund for any amount which exceeds the payments made by the Fund with respect to the distribution plan for Class A shares over the cumulative unreimbursed amounts spent by CGM, PFS and LMIS and its affiliates in performing its services under the distribution plan. For the year ended December 31, 2007, $9,423 was reimbursed.

5.	Distributions to Shareholders by Class

	Year Ended December 31, 2007	Year Ended December 31, 2006
Net Investment Income
Class 1	$3,537,964	$3,753,221
Class A	20,739,959	14,899,301
Class B	3,790,725	3,151,612
Class C	2,879,310	504,239
Class I	7,675,105	5,044,278

Total	$38,623,063	$27,352,651

6.	Shares of Beneficial Interest

At December 31, 2007, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses specifically related to the distribution of its shares. Prior to April 16, 2007, the Company had 10 billion shares of capital stock authorized with a par value of $0.001 per share.

Legg Mason Partners Government Securities Fund 2007 Annual Report         29

Notes to Financial Statements (continued)

Transactions in shares of each class were as follows:

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Shares	Amount	Shares	Amount
Class 1
Shares sold	146,219	$1,407,010	183,815	$1,761,866
Shares issued on reinvestment	367,327	3,522,324	393,207	3,775,037
Shares repurchased	(1,281,006)	(12,265,388)	(1,590,503)	(15,256,584)

Net Decrease	(767,460)	$(7,336,054)	(1,013,481)	$(9,719,681)

Class A
Shares sold	5,098,675	$48,908,443	4,286,396	$41,131,431
Shares issued on reinvestment	1,754,481	16,807,635	1,256,939	12,054,274
Shares repurchased	(10,037,425)	(96,042,386)	(8,056,436)	(77,190,379)
Shares issued with merger	14,859,015	143,029,750	—	—

Net Increase (Decrease)	11,674,746	$112,703,442	(2,513,101)	$(24,004,674)

Class B
Shares sold	684,721	$6,572,400	782,462	$7,502,515
Shares issued on reinvestment	360,402	3,455,790	294,266	2,824,576
Shares repurchased	(3,326,658)	(31,879,321)	(2,791,890)	(26,767,249)
Shares issued with merger	3,304,113	31,831,077	—	—

Net Increase (Decrease)	1,022,578	$9,979,946	(1,715,162)	$(16,440,158)

Class C
Shares sold	2,117,681	$20,282,090	80,543	$775,168
Shares issued on reinvestment	286,653	2,748,423	38,225	366,780
Shares repurchased	(2,559,924)	(24,509,332)	(458,321)	(4,395,490)
Shares issued with merger	6,653,924	64,083,436	—	—

Net Increase (Decrease)	6,498,334	$62,604,617	(339,553)	$(3,253,542)

Class I
Shares sold	4,384,769	$42,125,333	1,217,460	$11,730,751
Shares issued on reinvestment	423,941	4,060,892	527,900	5,072,651
Shares repurchased	(29,764,623)	(282,315,829)	(2,037,106)	(19,547,770)
Shares issued with merger	15,610,761	150,530,300	—	—

Net Decrease	(9,345,152)	$(85,599,304)	(291,746)	$(2,744,368)

30         Legg Mason Partners Government Securities Fund 2007 Annual Report

Notes to Financial Statements (continued)

7.	Transfer of Net Assets

Effective at the close of business on February 2, 2007, the Fund acquired the assets and certain liabilities of the Legg Mason Partners U.S. Government Securities Fund pursuant to a plan of reorganization approved by Legg Mason Partners U.S. Government Securities Fund shareholders on December 28, 2006. Total shares issued by the Fund and the total net assets of the Legg Mason Partners U.S. Government Securities Fund and the Fund on the date of the transfer were as follows:

Acquired Fund	Shares Issued by the Fund	Total Net Assets of the Legg Mason Partners U.S. Government Securities Fund	Total Net Assets of the Fund
Legg Mason Partners U.S. Government Securities Fund	40,427,813	$389,474,563	$567,017,652

The total net assets of the Legg Mason Partners U.S. Government Securities Fund before acquisition included unrealized depreciation of $(2,130,161), accumulated net realized loss of $(12,566,651) and overdistributed net investment income of $(10,574). Total net assets of the Fund immediately after the transfer were $956,492,215. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

8.	Income Tax Information and Distributions to Shareholders

Subsequent to the fiscal year end, the Fund has made the following distributions:

Record Date Payable Date	Class 1	Class A	Class B	Class C	Class I
Daily
1/31/2008	$0.039362	$0.037358	$0.033145	$0.032910	$0.040113

The tax character of distributions paid during the fiscal years ended December 31, were as follows:

	2007	2006
Distributions paid from:
Ordinary Income	$38,623,063	$27,352,651

Legg Mason Partners Government Securities Fund 2007 Annual Report         31

Notes to Financial Statements (continued)

As of December 31, 2007, the components of accumulated earnings on a tax basis were as follows:

Capital loss carryforward*	$(44,811,763)
Other book/tax temporary differences(a)	(620,546)
Unrealized appreciation/(depreciation)(b)	(6,567,831)

Total accumulated earnings/(losses) — net	$(52,000,140)

*	During the taxable year ended December 31, 2007, a net capital loss carry forward of $12,435,983, of which $4,393,953 expired, was transferred to the Fund as a result of the reorganization discussed in note 7. As of December 31, 2007, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
12/31/2008	$(16,358,450)
12/31/2010	(777,138)
12/31/2011	(420,494)
12/31/2012	(3,973,198)
12/31/2013	(9,167,305)
12/31/2014	(12,232,572)
12/31/2015	(1,882,606)

$(44,811,763)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the realization for tax purposes of unrealized gains on certain futures and differences in the book/tax treatment of various items.
(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales and the difference between book and tax amortization methods for premiums on fixed income securities.

9. Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then-investment adviser or manager to the Fund, and CGM, a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that

32         Legg Mason Partners Government Securities Fund 2007 Annual Report

Notes to Financial Statements (continued)

the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

10.	Legal Matters

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the

Legg Mason Partners Government Securities Fund 2007 Annual Report         33

Notes to Financial Statements (continued)

Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

*  *  *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 9. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

34         Legg Mason Partners Government Securities Fund 2007 Annual Report

Notes to Financial Statements (continued)

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint. The plaintiffs have filed a notice of appeal.

11.	Other Matters

As previously disclosed, on September 16, 2005 the staff of the SEC informed SBFM and SBAM, that the staff was considering recommending administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). On September 27, 2007, SBFM and SBAM, without admitting or denying any findings therein, consented to the entry of an order by the SEC relating to the disclosure by certain other funds that are closed-end funds of the sources of distributions paid by the funds between 2001 and 2004. Each of SBFM and SBAM agreed to pay a fine of $450,000, for which it was indemnified by Citigroup, Inc., its former parent. It is not expected that this matter will adversely impact the Fund or its current investment adviser.

*  *  *

On or about May 30, 2006, John Halebian, a purported shareholder of Citi New York Tax Free Reserves, a series of Legg Mason Partners Money Market Trust, formerly a series of CitiFunds Trust III (the “Subject Trust”), filed a complaint in the United States District Court for the Southern District of New York against the independent trustees of the Subject Trust (Elliott J. Berv, Donald M. Carlton, A. Benton Cocanougher, Mark T. Finn, Stephen Randolph Gross, Diana R. Harrington, Susan B. Kerley, Alan G. Merten and R. Richardson Pettit).

The Subject Trust is also named in the complaint as a nominal defendant.

The complaint alleges both derivative claims on behalf of the Subject Trust and class claims on behalf of a putative class of shareholders of the Subject Trust in connection with the 2005 sale of Citigroup’s asset management business to Legg Mason and the related approval of new investment advisory agreements by the trustees and shareholders. In the derivative claim, the plaintiff alleges, among other things, that the independent trustees breached their fiduciary duty to the Subject Trust and its shareholders by failing to negotiate lower fees or seek competing bids from other qualified investment advisers in connection with Citigroup’s sale to Legg Mason. In the claims brought on behalf of the putative class of shareholders, the plaintiff alleges that the independent trustees violated the proxy solicitation requirements of the 1940 Act, and breached their fiduciary duty to shareholders, by virtue of the voting procedures, including “echo voting,” used to obtain approval of the new investment advisory agreements and statements made in a proxy statement regarding those voting procedures. The plaintiff alleges that the proxy statement was misleading because it failed to disclose that the voting procedures violated the 1940 Act. The relief sought includes an award of damages, rescission of the advisory agreement, and an award of costs and attorney fees.

Legg Mason Partners Government Securities Fund 2007 Annual Report         35

Notes to Financial Statements (continued)

In advance of filing the complaint, Mr. Halebian’s lawyers made written demand for relief on the Board of the Subject Trust, and the Board’s independent trustees formed a demand review committee to investigate the matters raised in the demand, and subsequently in the complaint, and recommend a course of action to the Board. The committee, after a thorough review, has determined that the independent trustees did not breach their fiduciary duties as alleged by Mr. Halebian, and that the action demanded by Mr. Halebian would not be in the best interests of the Subject Trust. The Board of the Subject Trust (the trustee who is an “interested person” of the Subject Trust, within the meaning of the 1940 Act, having recused himself from the matter), after receiving and considering the committee’s report and based upon the findings of the committee, subsequently also has so determined and, adopting the recommendation of the committee, has directed counsel to move to dismiss Mr. Halebian’s complaint. A motion to dismiss was filed on October 23, 2006. Opposition papers were filed on or about December 7, 2006. The complaint was dismissed on July 31, 2007. Mr. Halebian has filed an appeal in the U.S. Court of Appeals for the Second Circuit. The appeal is pending.

12.	Special Shareholder Meeting and Reorganization

Shareholders of the Fund approved a number of initiatives designed to streamline and restructure the fund complex. These matters were implemented in early 2007. As noted in the proxy materials, Legg Mason paid for a portion of the costs related to these initiatives. The portions of the costs borne by the Fund were recognized in the period during which the expense was incurred. Such expenses relate to obtaining shareholder votes for proposals presented in the proxy, the election of board members, retirement of board members, as well as printing, mailing, and soliciting proxies.

The portions of these costs borne by the Fund are deemed extraordinary and, therefore not subject to expense limitation agreements, if applicable.

13.	Recent Accounting Pronouncements

On September 20, 2006, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 157.

36         Legg Mason Partners Government Securities Fund 2007 Annual Report

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Legg Mason Partners Income Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Government Securities Fund, a series of Legg Mason Partners Income Trust (formerly a series of Legg Mason Partners Investment Funds, Inc.) as of December 31, 2007, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2007, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Government Securities Fund as of December 31, 2007, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

February 25, 2008

Legg Mason Partners Government Securities Fund 2007 Annual Report         37

Board Approval of Management and Subadvisory Agreements (unaudited)

At a meeting of the Board of Trustees of Legg Mason Partners Income Trust (the “Trust”) held on November 12-13, 2007, the Board, including the Board members who are not considered to be “interested persons” of the Trust (the “Independent Board Members”) under the Investment Company Act of 1940, as amended (the “1940 Act”), approved for an annual period the continuation of the management agreement (the “Management Agreement”) between the Trust and Legg Mason Partners Fund Advisor, LLC (the “Manager”) with respect to the Legg Mason Partners Government Securities Fund, a series of the Trust (the “Fund”), and the sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager and Western Asset Management Company (the “Subadviser”), an affiliate of the Manager, with respect to the Fund.

Background

The Board received information in advance of the meeting from the Manager to assist it in its consideration of the Management Agreement and the Sub-Advisory Agreement and was given the opportunity to ask questions and request additional information from management. The Board received and considered a variety of information about the Manager, the Subadviser and the Fund’s distributor (and any distributors affiliated with the Fund during the past two years), as well as the management, sub-advisory and distribution arrangements for the Fund and other funds overseen by the Board, certain portions of which are discussed below. The presentation made to the Board encompassed the Fund and all funds for which the Board has responsibility. The discussion below covers both the advisory and the administrative functions being rendered by the Manager, both of which functions are encompassed by the Management Agreement, as well as the advisory functions rendered by the Subadviser pursuant to the Sub-Advisory Agreement.

Board Approval of Management Agreement and Sub-Advisory Agreement

The Independent Board Members were advised by separate independent legal counsel throughout the process. Prior to voting, the Independent Board Members received a memorandum from their independent legal counsel discussing the legal standards for their consideration of the proposed continuation of the Management Agreement and the Sub-Advisory Agreement. The Independent Board Members also discussed the proposed continuation of the Management Agreement and the Sub-Advisory Agreement in private sessions with their independent legal counsel at which no representatives of the Manager were present. In approving the Management Agreement and Sub-Advisory Agreement, the Board, including the Independent Board Members, considered a variety of factors, including those factors discussed below. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Management Agreement and the Sub-Advisory Agreement, and each Board Member attributed different weight to the various factors.

38         Legg Mason Partners Government Securities Fund

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

Nature, Extent and Quality of the Services under the Management Agreement and Sub-Advisory Agreement

The Board received and considered information regarding the nature, extent and quality of services provided to the Fund by the Manager and the Subadviser under the Management Agreement and the Sub-Advisory Agreement, respectively, during the past two years. The Board noted information received at regular meetings throughout the year related to the services rendered by the Manager in its management of the Fund’s affairs and the Manager’s role in coordinating the activities of the Fund’s other service providers. The Board’s evaluation of the services provided by the Manager and the Subadviser took into account the Board’s knowledge and familiarity gained as Board members of funds in the Legg Mason Partners fund complex, including the scope and quality of the investment management and other capabilities of the Manager and the Subadviser, and the quality of the Manager’s administrative and other services. The Board observed that the scope of services provided by the Manager and the Subadviser had expanded over time as a result of regulatory and other developments, including maintaining and monitoring their own and the Fund’s expanded compliance programs. The Board reviewed information received from the Manager and the Subadviser regarding the Fund’s compliance policies and procedures established pursuant to Rule 38a-1 under the 1940 Act.

The Board reviewed the qualifications, backgrounds and responsibilities of the Fund’s senior personnel and the portfolio management team primarily responsible for the day-to-day portfolio management of the Fund. The Board also considered the degree to which the Manager implemented organizational changes to improve investment results and the services provided to the Legg Mason Partners fund complex. The Board also considered, based on its knowledge of the Manager and its affiliates, the financial resources available to Legg Mason, Inc., the parent organization of the Manager and the Subadviser.

The Board considered the division of responsibilities between the Manager and the Subadviser and the oversight provided by the Manager. The Board also considered the Manager’s and the Subadviser’s brokerage policies and practices. In addition, management also reported to the Board on, among other things, its business plans, organizational changes and portfolio manager compensation plan.

The Board concluded that, overall, the nature, extent and quality of services provided (and expected to be provided) under the Management Agreement and the Sub-Advisory Agreement were satisfactory.

Fund Performance

The Board received and considered performance information for the Fund as well as for a group of funds (the “Performance Universe”) selected by Lipper, Inc. (“Lipper”), an independent provider of investment company data. The Board was provided with a description of the methodology Lipper used to determine the similarity of the Fund with the funds included in the Performance Universe. The Board also noted that it had received and discussed with management information throughout the year at periodic intervals comparing the Fund’s performance against its benchmark.

Legg Mason Partners Government Securities Fund         39

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

The information comparing the Fund’s performance to that of its Performance Universe, consisting of all retail and institutional funds classified as general U.S. government funds by Lipper, showed, among other data, that the Fund’s performance for the 1-, 3- and 5-year period ended June 30, 2007 was above the median. Management noted that there has been a change in the portfolio management team, effective December 2005, which was implemented in an attempt to improve the Fund’s results over time.

Based on its review, which included careful consideration of all of the factors noted above, the Board concluded that the Fund’s performance was satisfactory.

Management Fees and Expense Ratios

The Board reviewed and considered the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Manager in light of the nature, extent and quality of the management and sub-advisory services provided by the Manager and the Subadviser. The Board also reviewed and considered that fee waivers and/or expense reimbursement arrangements are currently in place for the Fund and considered the actual fee rate (after taking waivers and reimbursements into account) (the “Actual Management Fee”), and that the Manager contractually had agreed to continue its fee waivers and/or reimbursements until May 2009. In addition, the Board noted that the compensation paid to the Subadviser is paid by the Manager, not the Fund, and, accordingly, that the retention of the Subadviser does not increase the fees or expenses otherwise incurred by the Fund’s shareholders.

Additionally, the Board received and considered information comparing the Contractual Management Fees and the Actual Management Fee and the Fund’s overall expenses with those of funds in both the relevant expense group and a broader group of funds, each selected and provided by Lipper. The Board also reviewed information regarding fees charged by the Manager to other U.S. clients investing primarily in an asset class similar to that of the Fund, including, where applicable, separate accounts.

The Manager reviewed with the Board the differences in scope of services provided to the Fund and to these other clients, noting that the Fund is provided with administrative services, office facilities, Fund officers (including the Fund’s chief executive, chief financial and chief compliance officers), and that the Manager coordinates and oversees the provision of services to the Fund by other Fund service providers. The Board considered the fee comparisons in light of the differences required to manage these different types of accounts. The Board also considered and discussed information about the Subadviser’s fees, including the amount of the management fees retained by the Manager after payment of the subadvisory fee. The Board also received an analysis of complex-wide management fees provided by the Manager, which, among other things, set out a framework of fees based on asset classes.

Management also discussed with the Board the Fund’s distribution arrangements. The Board was provided with information concerning revenues received by and certain expenses incurred by distributors affiliated with the Fund during the past two years and how the amounts received by the distributors were paid during that period.

40         Legg Mason Partners Government Securities Fund

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

The information comparing the Fund’s Contractual and Actual Management Fees as well as its actual total expense ratio to its Expense Group, consisting of a group of retail front-end load funds (including the Fund) classified as general U.S. government funds and chosen by Lipper to be comparable to the Fund, showed that the Fund’s Contractual Fee and Actual Management Fee (which reflects a fee waiver) were above the median. The Board noted that the Fund’s actual total expense ratio was above the median.

Taking all of the above into consideration, the Board determined that the management fee and the subadvisory fees for the Fund were reasonable in light of the nature, extent and quality of the services provided to the Fund under the Management Agreement and the Sub-Advisory Agreement.

Manager Profitability

The Board received and considered an analysis of the profitability of the Manager and its affiliates in providing services to the Fund. The Board also received profitability information with respect to the Legg Mason Partners fund complex as a whole. In addition, the Board received information with respect to the Manager’s allocation methodologies used in preparing this profitability data, as well as a report from an outside consultant that had reviewed the methodologies. The profitability of the Manager and its affiliates was considered by the Board not excessive in light of the nature, extent and quality of the services provided to the Fund and the type of fund.

Economies of Scale

The Board received and discussed information concerning whether the Manager realizes economies of scale as the Fund’s assets grow. The Board noted that the Manager had previously agreed to institute breakpoints in the Fund’s Contractual Management Fee, reflecting the potential for reducing the Contractual Management Fee as the Fund grows. The Board considered whether the breakpoint fee structure was a reasonable means of sharing any economies of scale or other efficiencies that might accrue from increases in the Fund’s assets levels. The Board noted that the Fund had not yet reached the specified asset level at which a breakpoint to its Contractual Management Fee would be triggered. The Board also noted that as the Fund’s assets increase over time, certain expenses, such as fees for Board members, auditors and legal fees, become a smaller percentage of overall assets.

The Board determined that the management fee structure for the Fund, including breakpoints, was reasonable.

Other Benefits to the Manager and the Subadviser

The Board considered other benefits received by the Manager, the Subadviser and their affiliates as a result of their relationship with the Fund, including the opportunity to offer additional products and services to Fund shareholders.

Legg Mason Partners Government Securities Fund         41

Board Approval of Management and Subadvisory Agreements (unaudited) (continued)

In light of the costs of providing investment management and other services to the Fund and the ongoing commitment of the Manager and the Subadviser to the Fund, the Board considered the ancillary benefits that the Manager and its affiliates received were reasonable.

*  *  *

In light of all of the foregoing, the Board determined that the continuation of each of the Management Agreement and Sub-Advisory Agreement would be in the best interests of the Fund’s shareholders and approved the continuation of such agreements for another year.

42         Legg Mason Partners Government Securities Fund

Additional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Legg Mason Partners Government Securities Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers of the Trust is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Non-Interested Trustees:
Elliott J. Berv c/o R. Jay Gerken, CFA Legg Mason & Co., LLC (“Legg Mason”) 620 Eighth Avenue New York, NY 10018 Birth Year: 1943	Trustee	Since 1989	President and Chief Executive Officer, Catalyst (consulting) (since 1984); Formerly, Chief Executive Officer, Rocket City Enterprises (media) (from 2000 to 2005)	68	Board Member, American Identity Corp. (doing business as Morpheus Technologies) (biometric information management) (since 2001); Director, Lapoint Industries (industrial filter company) (since 2002); Director, Alzheimer’s Association (New England Chapter) (since 1998)

A. Benton Cocanougher c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1938	Trustee	Since 1991	Dean Emeritus and Professor, Texas A&M University (since 2004); Formerly, Interim Chancellor, Texas A&M University System (from 2003 to 2004); Formerly, Special Advisor to the President, Texas A&M University (from 2002 to 2003)	68	None

Jane F. Dasher c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1949	Trustee	Since 1999	Chief Financial Officer, Korsant Partners, LLC (a family investment company)	68	None

Legg Mason Partners Government Securities Fund         43

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Mark T. Finn c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1943	Trustee	Since 1989	Adjunct Professor, College of William & Mary (since 2002); Principal/Member Balvan Partners (investment management) (since 2002); Chairman, Chief Executive Officer and Owner, Vantage Consulting Group, Inc. (investment management) (since 1988)	68	None

Rainer Greeven c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1936	Trustee	Since 1994	Attorney, Rainer Greeven PC; President and Director, 62nd Street East Corporation (real estate) (since 2002)	68	None

Stephen R. Gross c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1947	Trustee	Since 1986	Chairman, HLB Gross Collins, PC (accounting and consulting firm) (since 1979); Treasurer, Coventry Limited, Inc. (Senior Living Facilities) (since 1985); Formerly, Managing Director, Fountainhead Ventures, LLC (technology accelerator) (from 1998 to 2003)	68	Director, Andersen Calhoun (assisted living) (since 1987); Formerly, Director ebank Financial Services, Inc. (from 1999 to 2004)

Richard E. Hanson, Jr. c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1941	Trustee	Since 1985	Retired; Formerly, Headmaster, The New Atlanta Jewish Community High School, Atlanta, Georgia (from 1996 to 2000)	68	None

Diana R. Harrington c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1940	Trustee	Since 1992	Professor, Babson College (since 1992)	68	None

Susan M. Heilbron c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1945	Trustee	Since 1994	Independent Consultant (since 2001)	68	None

44         Legg Mason Partners Government Securities Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Susan B. Kerley c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Trustee	Since 1992	Investment Consulting Partner, Strategic Management Advisors, LLC (investment consulting) (since 1990)	68	Chairperson and Independent Board Member of Eclipse Fund, Inc. and Eclipse Funds (which trade as Mainstay Funds) (currently supervises 16 investment companies in the fund complex) (since 1991)

Alan G. Merten c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1941	Trustee	Since 1990	President, George Mason University (since 1996)	68	Director of Cardinal Financial Corporation (since November 2006); Trustee, First Potomac Realty Trust (since 2005); Formerly, Director, Xybernaut Corporation (information technology) (from 2004 to 2006); Formerly Director, Digital Net Holdings, Inc. (from 2003 to 2004); Formerly, Director, Comshare, Inc. (information technology) (from 1985 to 2003)

R. Richardson Pettit c/o R. Jay Gerken, CFA Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1942	Trustee	Since 1990	Formerly, Duncan Professor of Finance, University of Houston (from 1977 to 2006)	68	None

Legg Mason Partners Government Securities Fund         45

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Interested Trustee:
R. Jay Gerken, CFA(3) Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Chairman, President and Chief Executive Officer	Since 2002	Managing Director of Legg Mason; Chairman of the Board and Trustee/Director of 149 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; Chairman, President and Chief Executive Officer of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason and its affiliates; Formerly, Chairman President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (2002 to 2005)	137	Trustee, Consulting Group Capital Markets Funds (from 2002 to 2006)

Officers:
Frances M. Guggino Legg Mason 55 Water Street New York, NY 10041 Birth Year: 1957	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly, Controller of certain mutual funds associated with Legg Mason (from 1999 to 2004)	N/A	N/A

Ted P. Becker Legg Mason 620 Eighth Avenue New York, NY 10018 Birth Year: 1951	Chief Compliance Officer	Since 2006	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); Formerly Managing Director of Compliance at Legg Mason or its predecessor (from 2002 to 2005)	N/A	N/A

46         Legg Mason Partners Government Securities Fund

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
John Chiota 300 First Stamford Place Stamford, CT 06902 Birth Year: 1968	Chief Anti- Money Laundering Compliance Officer	Since 2006	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse	N/A	N/A

Robert I. Frenkel Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)	N/A	N/A

Thomas C. Mandia Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth Year: 1962	Assistant Secretary	Since 2000	Managing Director and Deputy Counsel of Legg Mason (since 2005); Managing Director and Deputy General Counsel for CAM (since 1992); Assistant Secretary of certain mutual funds associated with Legg Mason	N/A	N/A

David Castano Legg Mason 55 Water Street New York, NY 10041 Birth Year: 1971	Controller	Since 2007	Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Treasurer of Lord Abbett mutual funds (from 2004 to 2006); Supervisor at UBS Global Asset Management (from 2003 to 2004); Accounting Manager at Citigroup Asset Management (prior to 2003)	N/A	N/A

Legg Mason Partners Government Securities Fund         47

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund(1)	Term of Office(1) and Length of Time Served(2)	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Matthew Plastina Legg Mason 55 Water Street New York, NY 10041 Birth Year: 1970	Controller	Since 2007	Assistant Vice President of Legg Mason or its predecessor (since 1999); Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2002 to 2007)	N/A	N/A
(1)	Each Trustee and officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.
(2)	Indicates the earliest year in which the Trustee or Officer became a Board Member or Officer, as applicable, for a Fund in the Legg Mason Partners Fund complex.
(3)	Mr. Gerken is an “interested person” of the Fund as defined in the Investment Company Act of 1940, as amended, because Mr. Gerken is an officer of LMPFA and certain of its affiliates.

48         Legg Mason Partners Government Securities Fund

Important Tax Information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended December 31, 2007:

Record Date:	Daily
Payable Date:	Monthly

Interest from Federal Obligations	0.73%

The law varies in each state as to whether and what percentage of dividend income attributable to Federal obligations is exempt from state income tax. We recommend that you consult with your tax adviser to determine if any portion of the dividends you received is exempt from state income taxes.

Please retain this information for your records.

Legg Mason Partners Government Securities Fund         49

Legg Mason Partners

Government Securities Fund

TRUSTEES

Elliott J. Berv

A. Benton Cocanougher

Jane F. Dasher

Mark T. Finn

R. Jay Gerken, CFA
Chairman

Rainer Greeven

Stephen R. Gross

Richard E. Hanson, Jr.

Diana R. Harrington

Susan M. Heilbron

Susan B. Kerley

Alan G. Merten

R. Richardson Pettit

INVESTMENT MANAGER

Legg Mason Partners Fund
Advisor, LLC

SUBADVISER

Western Asset Management Company

DISTRIBUTOR

Legg Mason Investor Services, LLC

CUSTODIAN

State Street Bank and
Trust Company

TRANSFER AGENT

PFPC Inc.

4400 Computer Drive

Westborough, Massachusetts 01581

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP

345 Park Avenue

New York, New York 10154

This report is submitted for the general information of the shareholders of Legg Mason Partners Government Securities Fund, but it may also be used as sales literature when preceded or accompanied by the current prospectus.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2008 Legg Mason

Investor Services, LLC

Member FINRA, SIPC

FD0316 2/08	SR08-497

Legg Mason Partners

Government Securities Fund

The Fund is a separate investment series of Legg Mason Partners Income Trust, a Maryland business trust.

LEGG MASON PARTNERS GOVERNMENT SECURITIES FUND

Legg Mason Partners Funds

55 Water Street

32nd Floor

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Partners Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions are available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.